Exhibit 23.1

                                Armando C. Ibarra
                          Certified Public Accountants
                          (A Professional Corporation)


Armando C. Ibarra,  C.P.A.                  Members of the California Society of
Armando Ibarra, Jr., C.P.A.                 Certified Public Accounts


May 14, 2003


TO WHOM IT MAY CONCERN:

The firm of Armando C. Ibarra, Certified Public Accountant, APC consents to the inclusion of my report on July 15, 2002, on the audited financial statements of Hornby International, Inc., as of June 30, 2002, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Armando C. Ibarra,  C.P.A.
--------------------------------
ARMANDO C. IBARRA, C.P.A.


                      371 E. Street, Chula Vista, CA 91910
                     Tel: (619) 422-1348 Fax: (619) 422-1465